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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                                Pacer Technology
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                PACER TECHNOLOGY
                            9420 Santa Anita Avenue,
                           Rancho Cucamonga, CA 91730
                                 (909) 987-0550

                                November 5, 1999

Dear Fellow Pacer Shareholder:

        We are your new management team. We are writing you to formally introduce ourselves, to let you know about some of the initiatives we are implementing to achieve increases in Pacer's earnings and to increase shareholder value, and to urge you to vote for the re-election of Carl Hathaway, Tom Nightingale, Jack Hockin and Larry Reynolds to Pacer's Board of Directors at the upcoming Annual Meeting that is scheduled to take place on November 16, 1999.

IMPORTANT -- You many have received a green proxy card from a group led by dissident directors Tirman and Merriman which includes members of the prior management team. PLEASE DISCARD THAT PROXY CARD. Do not return the Green Proxy, even as a protest vote, because that may have the effect of nullifying your earlier voting instructions..

        YOUR NEW MANAGEMENT TEAM -- EXPERIENCED AND COMMITTED TO BUILDING
                               SHAREHOLDER VALUE

        TOM NIGHTINGALE - Your new Chief Executive Officer. Tom has been an officer of Pacer for 15 years, moving to positions of increased responsibility until his appointment as interim President in March 1999 and his selection by the Board as President and Chief Executive Officer in July 1999, to replace James Munn, who had been terminated by the Board.

        ROGER VANDERLAAN - Your new Chief Operating Officer. Roger's past experience spans 20 plus years in the operation of several popular brand name corporations, including Sherman Williams and the Clorox Company.

        LAURENCE HUFF - Your new Chief Financial Officer. Technologically as up-to-date an individual as you will find in the industry coupled with a wide range of skills to manage your Company's finances. Larry comes from Stater Bros. Markets, a $2.4 billion grocery store chain.

        JAMES GALLAGHER - Your Vice President of Sales. Jim has 20 years of marketing and sales experience, working for companies such as Illinois Tool Works -- Devcon Consumer Division, an adhesive products manufacturer.

        AMANDA SEARCY - Manager of Human Resources, with many years of experience in her field. Prior to joining Pacer, Amanda held human resource positions with SMK Electronics Corp. America.

NEW MANAGEMENT INITIATIVES

        We understand that in the past your investment in Pacer hasn't appreciated much in value. However, that was the past, AND THIS IS THE PRESENT. For the first time, in quite a long time, Pacer has a management team and a Board of Directors that work together effectively, share the common goal of increasing shareholder value and, we believe, have the vision, dedication, commitment and capabilities to enable Pacer to take advantage of opportunities to grow its business and to enhance the value of your shares.

        With the support of Pacer's Board of Directors, your new management team has begun implementing a number of initiatives that already have resulted in the achievement of record earnings in the quarter ended September 30, 1999, the first full quarter in which we were in charge of running Pacer's business. Those initiatives do not stop there, however. They are designed to achieve the following goals as well:

                -       PROPEL THE GROWTH OF PACER'S BUSINESS

                -       INCREASE THE PROFITABILITY OF PACER'S OPERATIONS

                -       INCREASE THE VALUE OF YOUR PACER SHARES



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        We want to take this opportunity to let you know about the initiatives that we are implementing to achieve our goals for Pacer and you, our shareholders:

        - INCREASING MARKET SHARE. During the past six months we have increased the number of retail outlets selling our products by approximately 10%, as a result of new marketing programs that we have implemented. In addition, we have begun expansion of our product offerings into growing distribution channels, including grocery and drug store chains and the automotive aftermarket that we believe will lead to further increases in sales.

        -       DEVELOPING NEW PRODUCTS.

                - RECTITE ADHESIVE PRODUCT. We have initiated further testing of Pacer poultry adhesive/sealant, Recite(TM) which is designed to reduce bacterial contamination of food stuffs. This latest phase of testing involves a significantly larger subject population than at any time in the past. We also have initiated studies to substantiate the utility and effectiveness of this product. Our objective is to complete testing and obtain required government approvals with the objective of beginning production of this product in calendar 2001.

                - NEW TOPICAL SKIN CLOSURE DEVICE. We have satisfactorily completed initial bio-compatibility testing, conducted at a major local university, of a cyanoacrylate formulation intended for use in the medical field as a topical skin closure device. We intend to conduct further trials in order to obtain required government approvals and with the objective of commencing production of this product, by calendar 2002.

        We will keep you informed as we development of these products progresses.

        - IMPLEMENTING A "SHAREHOLDER ENHANCEMENT" PROGRAM. Provided we can get required third party approvals, we plan to initiate a program to repurchase, in open-market or privately negotiated transactions, shares of our common stock with the goals of increasing Pacer's earnings per share and the value of Pacer's shares.

        - INCREASING PROFITABILITY BY REDUCING ADMINISTRATIVE COSTS. We have undertaken a review of all expense items and have begun eliminating unnecessary expenses. As a result, during the quarter ended September 30, 1999, selling, general and administrative expenses, as a percentage of our revenues, declined to 21.4% from 22.3% in the corresponding quarter of fiscal 1999.

        - BUILDING A COMPETITIVE AND EMPOWERED WORKFORCE. We have implemented new employee training programs designed to improve the efficiency and productivity of our work force and to improve customer service.

        In the last six months we also have made several other important changes that are designed to improve earnings and the value of your shares. These changes include the establishment of performance-based goals, the implementation of new inventory controls and a renewed focus on receivables management. In addition, we have upgraded our management information systems and have completed Y2K compliance.

        We have seen these initiatives already begin to produce increases in sales and in earnings. In the first quarter of fiscal 2000, ended September 30, 1999:

                - We increased sales to $14.3 million, the highest quarterly sales ever achieved by Pacer; and

                - We increased net earnings by 9.1% and earnings per share by 13.5%., over the same quarter a year ago.



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        WE BELIEVE THAT OUR RECORD OF PERFORMANCE, DURING OUR FIRST FULL QUARTER
MANAGING PACER'S BUSINESS, DEMONSTRATES THAT WE HAVE THE VISION, COMMITMENT AND CAPABILITIES TO IMPLEMENT OUR PROGRAMS TO BUILD VALUE FOR YOU, OUR SHAREHOLDERS.

        All that we ask is that you give us the opportunity to do so, BY VOTING YOUR SHARES FOR THE RE-ELECTION OF MESSRS. HATHAWAY, NIGHTINGALE, HOCKIN AND REYNOLDS TO THE BOARD OF DIRECTORS. THESE BOARD MEMBERS ARE RESPONSIBLE FOR ASSEMBLING YOUR NEW MANAGEMENT TEAM AND ARE COMMITTED TO WORKING WITH MANAGEMENT TO ACHIEVE OUR GOALS OF INCREASING PACER'S PROFITABILITY AND THE VALUE OF YOUR PACER SHARES THROUGH INNOVATIVE NEW PROGRAMS AND "OLD FASHIONED" HARD WORK.

        By contrast, the Geoffrey Tirman's Pacer Technology Shareholder Committee has stated that they intend to replace members of your new management team, which we believe would only serve to halt the momentum we have built and which is needed to further increase earnings and shareholder value.

        WE HAVE ENCLOSED A WHITE PROXY CARD TOGETHER WITH A PREADDRESSED POSTAGE PREPAID RETURN ENVELOPE FOR YOUR CONVENIENCE. PLEASE MARK THE WHITE PROXY CARD "FOR" THE ELECTION OF MESSRS. HATHAWAY, NIGHTINGALE, HOCKIN AND REYNOLDS, SIGN AND DATE IT AND RETURN IT IMMEDIATELY IN THE ENCLOSED PREADDRESSED POSTAGE PREPAID ENVELOPE AS SOON AS POSSIBLE, SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING ON NOVEMBER 16, 1999.

        Thank you for your support and please feel free to contact any of us at
(800) 538-3091 if you have any questions or any suggestions. We look forward to meeting many of you at the Annual Meeting.

          Sincerely,

             Tom Nightingale      Roger Vanderlaan     Laurence Huff

                        James Gallagher       Amanda Searcy

                                    IMPORTANT

                 IF YOUR SHARES ARE HELD BY A BROKERAGE FIRM OR BANK, ONLY YOUR BROKER OR BANK CAN VOTE ON YOUR BEHALF. IF YOU DO NOT GIVE YOUR BROKER OR BANK SPECIFIC INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED AT THE YEAR'S ANNUAL MEETING.

                 PLEASE CONTACT YOUR BROKER OR BANK AND INSTRUCT THEN TO VOTE A WHITE PROXY TODAY ON YOUR BEHALF AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                 IF YOU HAVE SENT A GREEN PROXY CARD TO THE TIRMAN-LED PACER SHAREHOLDER COMMITTEE, YOU HAVE THE RIGHT TO REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD OR BY INSTRUCTING YOUR BROKER OR BANK TO VOTE A WHITE PROXY TODAY ON YOUR BEHALF, AS RECOMMENDED BY THE BOARD OF DIRECTORS.

                 IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE COMPLETING THE WHITE PROXY CARD OR CONTACTING YOUR BROKER, PLEASE CALL OUR
         SOLICITORS: MACKENZIE PARTNERS, INC., TOLL-FREE, AT
         1-800-322-2885.

                              ---------------------

        Pacer is soliciting proxies for the election of W. T. Nightingale, III, Carl E. Hathaway, John G. Hockin II, and Larry K. Reynolds at the Annual Meeting of Shareholders to be held on November 16, 1999 and may solicit revocations of any proxies delivered to Tirman's Committee. Pacer and the following individuals may be deemed to be



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"participants" in this solicitation of proxies: W. T. Nightingale, III, Carl E.
Hathaway, John G. Hockin II, Larry K. Reynolds, James F. Gallagher, Roger R. Vanderlaan, Laurence Huff DeVere McGuffin and Amanda Searcy. As of September 27, 1999, those individuals beneficially owned, in the aggregate, 2,862,090 shares of Pacer Common Stock (inclusive of options to purchase shares of Common Stock that were exercisable as of that date or were to become exercisable within 60 days thereafter).



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